EXECUTION VERSION

AMENDMENT NO. 2

TO

AMENDED AND RESTATED REGULATORY AGREEMENT

AMENDMENT NO. 2 (this "Amendment"), dated as of October 6, 2020, to that certain Amended and Restated Regulatory Agreement, dated and effective as of November 13, 2019 (as amended on April 27, 2020, the "Agreement"), by and among the Rhode Island Department of Business Regulation, an agency of the State of Rhode Island ("DBR"), the Division of Lotteries of the Rhode Island Department of Revenue (the "Division"), Twin River Worldwide Holdings, Inc., a Delaware corporation ("TRWH"), Twin River Management Group, Inc., a Delaware corporation and a wholly owned subsidiary of TRWH ("TRMG"), UTGR, Inc., a Delaware corporation and wholly owned subsidiary of TRMG ("UTGR"), and Twin River-Tiverton, LLC, a Delaware limited liability company and wholly owned subsidiary of TRMG ("Tiverton"). All capitalized terms used in this Amendment which are not herein defined shall have the same meanings ascribed to them in the Agreement (as defined herein).

WHEREAS, Section 9.2 of the Agreement provides for the amendment of the Agreement in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements set forth herein, the parties agree as follows:

1.Amendment to Section 1. Section 1 of the Agreement is amended to add the following defined terms:

"COVID-19" means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks."

"Shutdown Period" shall mean any fiscal quarter during the Term in which any facility or property owned, operated or managed by TRWH of any of its Subsidiaries (including the Facilities) the net income or loss of which is included in the calculation of Consolidated Net Income (any "Specified Property") is not permitted by applicable law, regulation or court order (including Gaming/Racing Laws), to be open in accordance with normal practice or to operate at full capacity due to COVID-19 for all or any portion of such fiscal quarter; provided, that with respect to any such Specified Property that is owned, operated or managed by TRWH of any of its Subsidiaries (including the Facilities), the Shutdown Period shall be deemed to terminate with respect to such Specified Property upon the first to occur of: (i) the first fiscal quarter following the fiscal quarter ending September 30, 2020 in which there are no such restrictions on the operation of such Specified Property and (ii) the first fiscal quarter for which the Consolidated EBITDA with respect to such Specified Property (with Consolidated EBITDA with respect to any Specified Property held by an Acquired Person determined as if references to TRWH and its

Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries) is equal to or greater than the Consolidated EBITDA with respect to such Specified Property (and, with respect to any Specified Property owned by an Acquired Person, determined as if references to TRWH and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries) for the fiscal quarter ended December 31, 2019."

2.Capital Expenditures.

Due to the Shutdown Period, without limitation of Section 7.5(d) of the Agreement (including the right of the DBR and the Division to approve the Company's budget for capital improvements to the Lincoln Facility and the Tiverton Casino for 2020, 2021 and 2022), the parties acknowledge and agree (and, with respect to the calendar year ending December 31, 2020 ("2020") only), the Division and the DBR hereby approve and agree that if the capital expenditures during 2020 for capital improvements to the Lincoln Facility are less than the CapEx Amount required for such year and result in a CapEx Shortfall Amount, Section 7.5(d) shall not be breached but the CapEx Amount for the calendar year ending December 31, 2021 shall be equal to (x) such CapEx Shortfall Amount plus (y) $12,000,000. The parties further acknowledge and agree that in the event that the DBR and the Division approve (which approval, for the avoidance of doubt, is not being provided herein) the making of annual capital expenditures in an amount of less than the CapEx Amount for the calendar year ending December 31, 2021 resulting in a CapEx Shortfall Amount for such calendar year, the CapEx Amount for the calendar year ending December 31, 2022 shall be equal to the sum of
$12,000,000 and such CapEx Shortfall Amount.

3.Leverage Ratio.

Notwithstanding anything in the Regulatory Agreement to the contrary, with respect to any Shutdown Period, the Consolidated EBITDA component of the Leverage Ratio with respect to the Test Period in which a Shutdown Period occurs shall be calculated based on the determinations of Consolidated EBITDA on a Specified Property by Specified Property basis, as follows:

a.First Quarter 2020. With respect to the fiscal quarter ended March 31, 2020, Consolidated EBITDA for TRWH and its Restricted Subsidiaries (other than Acquired Persons) shall be deemed to be equal to the sum of: (x) Consolidated EBITDA for the month of January 2020, (y) Consolidated EBITDA for the month of February 2020 and (z) the average of the Consolidated EBITDA for the month of January 2020 and the month of February 2020; provided, that with respect to any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by TRWH or any Restricted Subsidiary during the applicable Test Period (an "Acquired Person"), the Consolidated EBITDA with respect to such Acquired Person for the fiscal quarter ended March 31, 2020 shall be deemed to be equal to the Consolidated EBITDA of such Acquired Person (determined as if references to TRWH and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries) for the fiscal quarter ended December 31, 2019.

b.    Second Quarter 2020. With respect to the fiscal quarter ended June 30, 2020, Consolidated EBITDA for TRWH and its Restricted Subsidiaries (including Acquired Persons) shall be deemed to be equal to the Consolidated EBITDA of such Person (including the Consolidated EBITDA, with respect to any Acquired Person, determined as if references to TRWH and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries) for the fiscal quarter ended December 31, 2019.

c.    Third Quarter 2020 and Thereafter. With respect to the fiscal quarter ended September 30, 2020 and each fiscal quarter thereafter or portion thereof in which a Shutdown Period occurs, Consolidated EBITDA for a Restricted Subsidiary (including any Acquired Persons) shall be deemed to be equal to the Consolidated EBITDA of such Restricted Subsidiary (and, with respect to any Acquired Person, determined as if references to a Restricted Subsidiary in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries) for the fiscal quarter ended December 31, 2019.

d.    Bally's Atlantic City. Notwithstanding the foregoing, in the event that the properties held by an Acquired Person or a Restricted Subsidiary include Bally's Atlantic City, with respect to any fiscal quarter or portion thereof in which a Shutdown Period occurs, the Consolidated EBITDA (determined as if references to TRWH's Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries) with respect to such Specified Property for such fiscal quarter shall be deemed to be equal to the arithmetic mean of the Consolidated EBITDA of Bally's Atlantic City (or the Person or Subsidiary holding such Specified Property) for the four (4) fiscal quarters during the fiscal year ended December 31, 2019.

4.No Further Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

5.Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

6.Severability. The parties acknowledge that the provisions contained in this Amendment are required for the protection of the business interests of the parties and the State of Rhode Island. The illegality, invalidity or unenforceability of any provision of this Amendment under any applicable law shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision of this Amendment, and to this end the provisions hereof are declared to be severable.

7.Authorization to Execute Amendment. The parties warrant that they are authorized to execute and deliver this Amendment and to perform the obligations set forth herein, and the persons executing this Amendment on behalf of such party are authorized to do so.

8.Governing Law; Consent to Jurisdiction. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Rhode Island, without regard to conflict of laws principles. The parties agree that any suit for the enforcement of the Agreement as amended by this Amendment may be brought in the courts of the State of Rhode Island or any federal court sitting therein and consent to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the parties at the addresses set forth for the parties above. The parties hereby waive any objection that they may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

9.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto effective as of the date first above written.

TWIN RIVER WORLDWIDE    DEPARTMENT OF BUSINESS
HOLDINGS, INC.    REGULATION

By:	/s/ Craig Eaton	By:	/s/ Elizabeth M. Tanner
Name:	Craig Eaton	Name:	Elizabeth M. Tanner, Esq.
Title:	Executive Vice President	Title:	Director

TWIN RIVER MANAGEMENT    DIVISION OF LOTTERIES OF THE
GROUP, INC.    DEPARTMENT OF REVENUE

By:	/s/ Craig Eaton	By:	/s/ Mark A. Furcolo
Name:	Craig Eaton	Name:	Mark A. Furcolo
Title:	Executive Vice President	Title:	Director of Revenue

UTGR, INC.    TWIN RIVER-TIVERTON, LLC

By:	/s/ Craig Eaton	By:	/s/ Craig Eaton
Name:	Craig Eaton	Name:	Craig Eaton
Title:	Executive Vice President	Title:	Executive Vice President

[Amendment No. 2 to Amended and Restated Regulatory Agreement ]